CERTIFIED RESOLUTIONS

      I, Wade Bridge, Assistant Secretary of The GKM Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board on January 29, 2008:

      WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount and type of coverage of the fidelity bond issued by St. Paul Surplus Lines Insurance Company (the "Fidelity Bond"); and

      WHEREAS, the amount of the coverage under the Fidelity Bond is $400,000, which meets the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

      NOW, THEREFORE, BE IT RESOLVED, that the amount and form of coverage of the Fidelity Bond as described above are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved; and

      FURTHER RESOLVED, that Wade R. Bridge, an Assistant Secretary of the Trust, be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

      FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

February 10, 2008                        /s/ Wade R. Bridge
                                        ----------------------------------------
                                        Wade R. Bridge
                                        Assistant Secretary